TREASURE GROUP INC

ir@treasuregroup.co

NO. 45-2, Jalan USJ 21-10,
Subang Jaya 47640, Selangor, Malaysia.

**Date: 1st September, 2021**

**Jeremy Roberts**
**Passport No.: 505277751**
**26, Chestnut Grove, FLEET, GU513LW, Hampshire UK**

Dear Jeremy Roberts:

**Re: Appointment Agreement – Treasure Global, Inc. Board of Directors ("Agreement")**

We refer to the above.

We are pleased to hereby inform you that the Board of Directors (the "**Board**") of **Treasure Global, Inc. (Delaware Department of State's File No.: 7908921)** (the "**Company**") has agreed to hereby appoint you to serve in the capacity as an independent director of the Board commencing from **16th October, 2021 ("Commencement Date")**.

1. **Your Duties to the Company:**

a) You will be expected to attend (either in person or by teleconference) all regular meetings of the Board, of which we expect to hold approximately four (4) to six (6) times per annum, as well as to attend (either in person or by teleconference), if feasible, any special meetings of the Board and to sign all written consents if you deem appropriate. In addition, you will be expected to perform such other duties as are reasonably contemplated by your holding office as an independent director of the Company or which may reasonably be assigned to you by the Board from time to time. Including being member of the committee(s) of the Board ("**Committee(s)**").

b) As a director you will at all times act as a fiduciary in the service of the best interests of the Company. In addition, you agree to (i) provide all information of yourself as the Company requires to satisfy its disclosure obligations as imposed under the applicable securities laws; and (ii) timely file with the U.S. Securities and Exchange Commission all reports and schedules required of you in your personal capacity by virtue of your relationship with the Company (including but not limited to Forms 3, 4 and 5 as contemplated by Section 16(a) of the Securities Exchange Act of 1934).

c) As you will appreciate, your time commitment will ultimately be a function of the matters confronting the Company from time to time and matters properly requiring your attention as an independent director of the Company.

d) You shall comply with all the fiduciary-duty obligations of a director as imposed by the applicable laws of Delaware. Without limitation, you specifically agree not to, during the time of your service on the Company's Board, serve as a director of or a consultant or howsoever render your services to any of the companies listed on **Exhibit A** hereto or any other companies as may be notified by the Company to you during your service with the Company. Subject to your fiduciary-duty obligations as an independent director as imposed by Delaware law, this Agreement does not otherwise restrict you from accepting appointment as a director of any other company, providing consulting services, becoming employed by or engaging in any other business or other activity

whatsoever. Nothing herein shall affect any of your appointment as director, consultant or employee for any

e) other such other business or other activity which you have disclosed in writing to us prior to your appointment as independent director of the Company.

e) You shall comply with all policies and procedures of the Company which may be in effect from time to time, including, but not limited to Codes of Conduct, Insider Trading, Blackout Periods, Conflicts of Interest, and any other policies which may be instituted by the Company and relevant to you.

2. **Remuneration:**

a) Cash: You shall receive a monthly cash stipend of United States Dollar Six Thousand only (USD6,000.00), payable on the 16th day of each month commencing on 16th October 2021, for your service on the Board. The payment stipulated herein shall be paid by the Company to the following account:-

| | |
|---|---|
| **Accountholder** | : J and L Roberts Advisors Limited |
| **Bank Name** | : Lloyds Bank Plc |
| **Currency** | : |
| **Account number** / IBAN | : GB75 LOYD 301330 1777 6868 |
| **SWIFT Code** / BIC | : LOYD GB 21358 |
| **Bank's Branch** | : Gerrard's Cross Branch |

b) Share payment: You shall receive United States Dollar Three Hundred Thousand only (USD300,000.00) worth of the Company's shares ("**Total Shares Payable**"), payable in accordance with the arrangements effectively from the date of the successful listing of the Company on the NASDAQ Exchange ("Listing Date") as set out in Table 1 below:-

| Share Payments | Payment Month *(Commencing from the Listing Date)* | Percentage *(%)* of the Total Payable Shares | Value of Shares *(USD)* |
|---|---|---|---|
| First payment | first day of 4th month | 20 % | 60,000 |
| Second payment | first day of 7th month | 20 % | 60,000 |
| Third payment | first day of 10th month | 20 % | 60,000 |
| Fourth payment | first day of 13th month | 20 % | 60,000 |
| Fifth payment | first day of 16th month | 20 % | 60,000 |

**Table 1**

**Illustration of Table 1**: For avoidance of doubt, the value of shares set forth in Table 1 above shall mean the fair market value of the Company's common stocks after Listing Date. The first payment of the shares shall be due and payable on the first day of the fourth *(4th)* month from the Listing Date where twenty percent *(20%)* of the Total Shares Payable which equivalent to the value amounting to United States Dollar Sixty Thousand Dollar (USD 60,000.00) shall be immediately paid by the Company. The value of shares shall be computed based on the average closing price of

afisa.

the Company's common stock, reported on Nasdaq Exchange, for the last FIVE (5) business days of the 3rd month from the Listing Date, where same interpretation shall be applied to the all the remaining payments, from second payment to fifth payment, as stipulated in Table 1 above.

c) Expenses: Subject to you providing the Company with receipts and/or other evidence of payment, the Company will reimburse you for all travelling, hotel and other expenses reasonably incurred by you in connection with attending and returning from Board or Committee meetings or otherwise in connection with the Company's business which requires your services as herein contemplated. "Reasonable" air travel expenses herein assume economy class for flights under 4 hours only.

3. **Termination of Director Status:**

a) Your status as an independent director of the Company may be terminated at any time by the vote of the stockholders of the Company (including any failure to elect you for an ensuing term at any annual meeting of stockholders) in accordance with the certificate of incorporation and the bylaws of the Company. Any such termination will not affect your rights under options that have become vested, subject to the post-service exercisability period.

b) You acknowledge and agree that if the stockholders of the Company terminate your status as an

c) You are at liberty to resign from the Board at any time by notice in writing to the Company.

4. **Effect of Termination:**

If your independent director status is terminated for any reason or that you resign from your directorship for any reason:

a) The Company may set off any amounts you owe to the Company against any amounts the Company owes to you at the date of termination except for amounts the Company is not entitled by law to set off;

b) You must return all the Company's property (including property leased by the Company) to the Company on the date of termination including all written or machine-readable material, software, computers, credit cards, keys and vehicles; and

c) You shall return to the Company all confidential information and documentation (including any copies thereof) regarding the Company and its affiliates (including confidential information of third parties entrusted to the Company) within five (5) days from the Company's request and to immediately delete or destroy perpetually any electronic or written information relating to the Company, as shall be requested by the Company.

TREASURE GROUP INC

ir@treasuregroup.co

NO. 45-2, Jalan USJ 21-10,
Subang Jaya 47640, Selangor, Malaysia.

5. **Confidential Information:**

a) You acknowledge and agree that during your service with the Company, you will receive confidential information regarding the Company and its affiliates (including confidential information of third parties entrusted to the Company) and that you warrant and undertake not to disclose any such information to any other party nor use for your own benefit or for the benefit of any third person any of the confidential information so obtained at any time during or after the term of your service with the Company without the Company's prior written consent.

b) You recognize and affirm that in the event of your breach of any provision of this Section 5, monetary damages would be inadequate and the Company and its subsidiaries and/or affiliates would have no adequate remedy at law. Accordingly, you agree that in the event of a breach or threatened breach by you of the provisions of this Section 5, the Company, in addition and supplementary to any other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

6. **Protection:**

a) During the term of your engagement hereunder, the Company will use reasonable commercial efforts to procure and maintain directors' and officers' liability insurance policies to ensure that you are included as an insured thereunder.

b) The Company may enter into a standard and customary Indemnification Agreement with you on terms reasonably acceptable by both of you and the Company (**"Parties"**) which will provide for (i) Save for any breach of director's duty due to your own omission, negligence and/or failure, your indemnification by the Company to the fullest extent permitted by law for all acts and/or omissions directly and/or indirectly related to any services provided by you to the Company and (ii) the advancement of your expenses in the event any action and/or investigation is commenced regarding any acts and/or omissions directly and/or indirectly related to any services provided by you to the Company which does not involve the breach of director's duty due to your own omission, negligence and/or failure.

7. **Miscellaneous**

a) Alterations: This agreement cannot be amended except in a writing signed by the Parties.

b) Entire Agreement: This Agreement constitutes the entire understanding between the Parties in connection with its subject matter and supersedes all previous agreements or understandings between the Parties in connection with its subject matter.

c) Further Action: Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to the performance of his/its respective obligations under this Agreement and the transactions contemplated by it.

ir@treasuregroup.co

NO. 45-2, Jalan USJ 21-10,
Subang Jaya 47640, Selangor, Malaysia

d) Waiver: A party does not waive a right, power or remedy (or any other right, power or remedy) if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

e) Relationship: This Agreement does not create a relationship of employment, agency or partnership between the Parties. Unless the Board adopts a specific resolution so providing, you do not have authority to bind the Company to any contract or commitment; and you agree not to purport to do so.

f) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Delaware (without giving effect to the choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than Delaware). Parties submit to the jurisdiction of Delaware court.

g) Severability: Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

h) Counterparts: This Agreement may be executed in counterparts. All executed counterparts constitute one document.

Please sign at the acceptance part at the footer of this document and thereafter return the duplicate copy of this Agreement to indicate that you have read, understood and accepted the terms of your appointment as stipulated above.

Very truly yours,

**Treasure Global, Inc.**
(Delaware Department of State's File No.: 7908921)

__________________________

Name: Sam Teo
Title: Chief Executive Officer

TREASURE GROUP INC

ir@treasuregroup.co

NO. 45-2, Jalan USJ 21-10,
Subang Jaya 47640, Selangor, Malaysia

**ACCEPTANCE**

I, Jeremy Roberts (Passport No.: 505277751) have read and understood the terms and conditions of the Appointment Agreement and I am agreeable to accept the appointment as independent director for Treasure Global, Inc. (Delaware Department of State's File No.: 7908921) subject to the terms and conditions of this Appointment Agreement.

.....................................................

| | | |
|---|---|---|
| Name | : | Jeremy Roberts |
| Identification/Passport No. | : | 505 277 751 |
| Date | : | 14 October 2021 |

TREASURE GROUP INC

ir@treasuregroup.co

NO 45-2, Jalan USJ 21/10
Subang Jaya 47640 Selangor Malaysia

**Exhibit A – Off-Limits Companies**